Exhibit 99.2

Hewitt Associates, Inc. 100 Half Day Road Lincolnshire, IL 60069 Tel (847) 295-5000 Fax (847) 295-7634 www.hewitt.com	For Immediate Release October 1, 2004

Argentina

Australia

Austria

Belgium

Brazil

Canada

Channel Islands

Chile

China

Czech Republic

France

Germany

Greece

Hong Kong

Hungary

India

Ireland

Italy

Japan

Malaysia

Mauritius

Mexico

Netherlands

Philippines

Poland

Puerto Rico

Singapore

South Africa

South Korea

Spain

Sweden

Switzerland

Thailand

United Kingdom

United States

Venezuela

Media Contact: Jennifer Frighetto, (847) 442-7663, jennifer.frighetto@hewitt.com

Investor Contact: Jennifer Rice, (847) 295-5000, investor.relations@hewitt.com

Hewitt Announces Completion of Merger with Exult,

Creating Clear Leader in HR Outsourcing Industry

Hewitt Will Ring NYSE Opening Bell on October 4 to Celebrate

LINCOLNSHIRE, Ill. – Hewitt Associates, Inc. (NYSE: HEW), a global human resources services firm, announces the completion of its merger with Exult, Inc. (NASDAQ: EXLT), creating the clear leader in the HR business processing outsourcing (BPO) industry. Hewitt and Exult stockholders voted to approve the companies’ proposed merger agreement yesterday (September 30, 2004).

The combined organization, known as Hewitt Associates, Inc., will be the leading provider of HR BPO services with a market share greater than 30 percent.[1] Hewitt already serves more than 300 companies and more than 18 million employees with benefits outsourcing services.

To celebrate the completion of its merger with Exult, Hewitt will ring the Opening Bell at the New York Stock Exchange on Monday, October 4. Dale Gifford, Hewitt Chairman and CEO, will ring the bell while Bryan Doyle, HR outsourcing leader, and other members of management and the Board will be in attendance.

-more-

[1]	Source: Everest Partners, LP, based on total contract value for the indicated contract term and Gildner & Associates, Inc., based on number of clients with more than 10,000 employees. Hewitt makes no representation as to the accuracy of these estimates.

“This is a special day for Hewitt as we have successfully completed the most significant deal in our firm’s 64-year history to create the leader in the HR BPO industry,” said Gifford. “Hewitt now has the most comprehensive and flexible solution in the marketplace, providing companies with unmatched execution, excellence and experience in HR.”

About Hewitt Associates

With more than 60 years of experience, Hewitt Associates (NYSE: HEW) is the world’s foremost provider of human resources outsourcing and consulting services. The firm consults with more than 2,300 companies and administers human resources, health care, payroll and retirement programs on behalf of more than 300 companies to millions of employees and retirees worldwide. For more information, please visit www.hewitt.com.

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